Exhibit 99.7.2
                                                                  --------------

                                 CODE OF ETHICS

                                GLICKENHAUS & CO.



Glickenhaus & Co. (the firm), a registered investment advisor, manages both discretionary accounts and a number of funds. Pursuant to Section 17(j) of the Investment Company Act of 1940, the firm hereby sets down this Ethics code in order to insure that the firm and its employees comply with said Section. For the purpose of this Ethics Code, an "Access Person" shall mean any general partner of the Firm, or employee whose duties relate to the determination of which recommendation shall be made for the account of any discretionary account or controlled fund, or in connection with his duties, obtains any information concerning securities recommendations being made by such investment advisor for any controlled account.

1) No Access Person of the Firm in connection with the purchase or sale of securities directly or indirectly by such Access Person shall do any of the following:

     a.   Employ any device, scheme or artifice to defraud the Firm;

     b. Make any untrue statements or withhold any statement of a material nature related to investments in a controlled account to the Firm;

     c. Engage in any act which would operate as a fraud or deceit upon the Firm;

     d.   Engage in any manipulative practice with regard to the Firm;

     e. Engage in any transaction in a security while in possession of material nonpublic information regarding the security or the issuer of the security.

2) Every Access Person shall report to the Firm his/her initial holdings reports within ten days of becoming an access person, and all transactions in any securities in which such Access person has direct or indirect beneficial ownership in the securities. Such report shall be made not later than 10 days after the calendar quarter in which the transaction took place. (Monthly copies of statements, and copies of trade confirmations, sent directly from the broker to the Compliance Department, will satisfy this requirement.) The report shall include the following:

     a. The date of transaction, the title and number of shares, and the principal amount of every security involved;

     b. The nature of transaction (i.e., purchase, sale or any other type of acquisition or disposition;

     c.   The price at which the transaction was effected;

     d. The name of the broker-dealer or bank with or through whom the transaction was effected;


3. The Firm shall have the responsibility of informing all persons who are deemed to be Access Persons, and therefore, required to file reports as stated herein. All reports, including this Ethics Code, shall be on file at the Firm. The Code shall be available to any access Person who requests it.

4. Any person who violates this Ethics Code shall have a report written up on such violation. Such report to be preserved in the records, and accessible for examination by the SEC or the appropriate SRO.

5.  All reports shall be kept for a minimum of six (6) years.

6. Any person who has questions as to whether he/she is an Access Person or whether a securities transaction might violate this Code, should direct their questions to the Compliance Department.




                                       2